STARTECH ENVIRONMENTAL CORPORATION
                         15 OLD DANBURY ROAD, SUITE 203
                              WILTON, CT 06897-2525

                           Telephone: (203) 762 - 2499

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TAKE NOTICE that the 2003 Annual Meeting of Shareholders of Startech Environmental Corporation, a Colorado corporation, (the "Company") will be held at the Company's Engineering, Research and Demonstration Center located at 190 Century Drive, Bristol, Connecticut on Friday, March 7, 2003 at 11:00 a.m. (Eastern Standard Time) for the following purposes:

     1. To elect seven directors to serve until the next Annual Meeting of Shareholders.

     2. To ratify the appointment of Kostin, Ruffkess & Company, LLC as independent accountants for the fiscal year 2003.

     3. To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

Accompanying this Notice is the Proxy Statement and Form of Proxy

The Board of Directors set February 7, 2003, as the record date for the meeting. This means that owners of the Company's Common Stock at the close of business on that date are entitled to (1) receive notice of the meeting and (2) vote at the meeting and any adjournments or postponements of the meeting. We will make available a list of Shareholders of the Company as of the close of business on February 7, 2003 for inspection during normal business hours from February 21, 2003 through February 28, 2003, at the offices of the Company, 15 Old Danbury Road, Suite 203, Wilton, Connecticut. This list will also be available at the meeting.

DATED:   Wilton, Connecticut, February 14, 2003


                       BY ORDER OF THE BOARD OF DIRECTORS

                               /s/ Kevin M. Black
                               ------------------
                                 Kevin M. Black
                       Senior Vice-President and Secretary



WE URGE YOU TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD. IF YOU DECIDE TO ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                       STARTECH ENVIRONMENTAL CORPORATION
                               15 OLD DANBURY ROAD
                                    SUITE 203
                              WILTON, CT 06897-2525


                                 PROXY STATEMENT

Startech's fiscal year begins on November 1 and ends on October 31. References in this proxy statement to the year 2002 or fiscal 2002 refer to the 12-month period from November 1, 2001, through October 31, 2002. The Proxy Statement and accompanying proxy are first being sent to Shareholders on or about February 14, 2003.

                               VOTING AND PROXIES

What is the purpose of the Annual Meeting?

At our Annual Meeting, Shareholders will act upon the matters outlined on the previous page and described in this Proxy Statement, including the election of directors and ratification of the appointment of our independent accountants. In addition, management will respond to questions from Shareholders.

Who is entitled to vote?

Only holders of record of shares of Common Stock at the close of business on February 7, 2003 are entitled to vote. Each holder of Common Stock is entitled to one vote per share. We are authorized to issue 800,000,000 shares of Common Stock, no par value per share, and 10,000,000 shares of preferred Stock, no par value per share. There were issued and outstanding 11, 323, 202 shares of Common Stock as of the close of business on February 7, 2003. If you hold Startech common stock through any other company's stock purchase or savings plan, you will receive voting instructions from that plan's administrator. Please sign and return those instructions promptly to assure that your shares are represented at the meeting.

How do I vote?

Because many shareowners cannot attend the annual meeting in person, it is necessary that a large number of shareowners be represented by proxy. Most shareowners have a choice of voting over the Internet, using a toll-free telephone number or completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you. Please be aware that if you vote over the Internet, you might incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible shareowners of record will close at 11:59 p.m. EST on March 6, 2003.

What if my shares are held by a broker or nominee?

If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares required for approval.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, and not revoked, will be voted in accordance with your instructions relating to the election of directors and on Proposal 2. We are not aware of any other matter that may be properly presented other than the election of directors and Proposal 2. If any other matter is properly presented, the persons named in the enclosed form of proxy will have discretion to vote in their best judgment. The Internet and telephone voting procedures are designed to authenticate shareowners by use of a control number and to allow you to confirm that your instructions have been properly recorded. The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.

What if I don't mark the boxes on my proxy?

Unless you give other instructions on your form of proxy, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each Proposal in this Proxy Statement. In summary, the Board recommends a vote for:

     o The election of Joseph S. Klimek, Kevin M. Black, Thomas E. Atkins, John E. Joyner, Brendan J. Kennedy, Joseph F. Longo, and Richard M. Messina, as directors.

     o The ratification of the appointment of Kostin, Ruffkess & Company, LLC as our independent accountants for 2003.

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the meeting does not revoke the proxy. However, you may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the meeting or by delivering a later dated proxy.

Will my vote be public?

No. As a matter of policy, Shareholder proxies, ballots and tabulations that identify individual shareholders are kept confidential and are only available as actually necessary to meet legal requirements.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of Common Stock entitled to vote will constitute a quorum, permitting the meeting to conduct its business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How many votes are needed to approve an Item?

The affirmative vote of shares representing a majority in voting power of the shares of Common Stock, present in person or represented by proxy and entitled to vote at the meeting is necessary for approval of Proposal 2. Proxies marked as abstentions on these matters will not be voted and will have the effect of a negative vote. The election of directors will be by a plurality of the votes cast. A proxy marked to withhold authority for the election of one or more directors will not be voted with respect to the director or directors indicated.


                         PERSONS MAKING THE SOLICITATION

Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by our regular officers and employees. We may reimburse Shareholder's nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining from their principals authorization to execute forms of proxy. No solicitation will be made by specifically engaged employees or soliciting agents. The cost of solicitation will be borne by us.

                                  ANNUAL REPORT

The Annual Report for the fiscal year ended October 31, 2002 containing financial and other information about us is enclosed.

PROPOSAL 1

                              ELECTION OF DIRECTORS

The Board of Directors currently consists of six members, all of one class. On February 7, 2003 the board of directors increased the size of the board to seven members. Directors are to be elected for a term of office to expire at the next annual meeting of Shareholders after their election and until their successors are duly elected and qualified. The Board of Directors proposes that the seven nominees described below, all of whom other than Mssrs. Atkins and Joyner are currently serving as directors, be elected for a term of one year and until their successors are duly elected and qualified. Messrs. Black, Kennedy, Klimek and Longo were elected at the last annual meeting of Shareholders and Mr. Messina was appointed to the board of directors on October 25, 2002. Mr. Atkins is nominated to fill the vacancy caused by Mr. Clark's decision not to stand for re-election. Mr. Joyner is nominated to fill the vacancy created by the expansion of the board to seven members.

Set forth below are the names of the nominees, their present positions and offices with the Company, if applicable, their principal occupations during the past five years, directorships held with other corporations, certain other information, their ages and the year they became a director of the company.

JOSEPH S. KLIMEK, CEO, President and Director, age 66.

Mr. Klimek has been a director of the Company since March 2002. Mr. Klimek has been CEO and President of Startech Environmental since January 11, 2002. Prior to this he was Executive Vice President and Chief Operating Officer since 1998. For the ten years prior to joining the Company in December 1998, Mr. Klimek was a Program Director and Vice President for Burns and Roe Services Company where he was also a member of its Board of Directors. At Burns and Roe, he was responsible for its Telecommunications programs, and its Defense and Aerospace Program. Prior to joining Burns and Roe, Mr. Klimek was the Director of Business Operations for the Grumman Aerospace Company where he led many major programs that include the Apollo Space Mission Module, the Space Shuttle, the F-14, A6 and other combat aircraft. In addition, under his leadership, his division secured the contract and was responsible for Launch Operations of the NASA Kennedy Space Center.

Mr. Klimek is an internationally recognized expert in the safe destruction of lethal chemical weapons and other dangerous materials. He has presented technical papers to the National Research Council, the Russian Academy of Sciences, the Military Institute of Chemistry and Radiometry, the Air Force Institute of Technology and Management and to other academic and environmental organizations.

KEVIN M. BLACK, Senior Vice President, General Counsel, Secretary and Director, age 40.

Mr. Black has been Secretary and a director of the Company since November 1995. In October 1999 he joined the Company on a full time basis as Senior Vice-President and General Counsel. From October 1994 to October 1999 Mr. Black was an Assistant States Attorney with the State of Connecticut, Division of Criminal Justice. From January 1993 to October 1994, Mr. Black was associated with the law firm of Reid, Cafero and Corsello, Norwalk, Connecticut, in the general practice of corporate and criminal law. From January 1991 to October 1992, Mr. Black was associated with the law firm Feinstein & Hermann, P.C. Norwalk, Connecticut. Prior to 1991, Mr. Black was an insurance industry executive with the Heffner Insurance Agency, Inc, New York, NY.

THOMAS E. ATKINS, Director, age 44

Mr. Atkins is being nominated to be a director for the first time. Mr. Atkins is a professional engineer with a proven track record as a top-level executive for several energy companies. From April 2002 to the present he has served as president of PinPoint Power, LLC a company that owns, manages and develops distributed power generation projects. From February 1998 to October 2002 he was executive vice president of Power Development Company, LLC, a merchant power plant development company, where he was in charge of all project development activities. Mr. Atkins led the successful effort to site the 544 MW Milford

Power Project in Connecticut. This was the first merchant plant to receive a full petition from the Connecticut Siting Council. From 1990 to January 1998 he was a principal and senior director of R.W. Beck, Inc., a privately owned consulting engineering firm, where he headed up the company's thermal power division. Mr. Atkins' professional skills include experience with project financing, regulatory oversight/compliance and engineering projects. He brings significant experience in successfully developing and operating distributed power projects.

JOHN E. JOYNER, Director, age 47

Mr. Joyner is being nominated to be a director for the first time. He has been the vice president and managing director of IMG Development Corporation since July 2001. IMG provides planning, development and project financing services to private operators, technology suppliers and government agencies. Prior to joining IMG, he was senior vice president of business development, at United Water, Inc. from 1997 to 2001. From 1995 -1997 he was vice president of project development at Ogden Yorkshire Water Company. Mr. Joyner has over 20 years of relevant management experience in waste to energy projects. His extensive professional background spans the fields of marketing, business development, project management and project finance. This includes extensive hands on experience with water, power and solid waste management projects.

BRENDAN J. KENNEDY, Director, age 56.

Mr. Kennedy has been a director of the Company since November 2000. He is the founder and principal of Brendan J. Kennedy and Associates; a government relations and public affairs firm with affiliates throughout New England and has been such since 1989. His firm has represented many national and international companies, including, Avis Corporation, Commonwealth Energy, El Paso Energy Corporation, Fleischman/Hillard, Harrahs Casinos, Hill & Knowlton, Philip Morris, Trigen, United Airlines, United Water Services and USA Waste. Prior to founding the firm he had a long and distinguished career in both business and government, including President and CEO of the Connecticut Retail Merchants Association, Director of Community and Government Affairs for ARAMARK Services, President of the Connecticut Conference of Municipalities and a Board member for the National League of Cities. Mr. Kennedy also serves on various civic and charitable boards and served with distinction a U.S. Marine during the Vietnam War.

JOSEPH F. LONGO, Director, age 70.

Mr. Longo has been a director of the Company since 1995. Prior to founding Startech Corporation, a predecessor of the Company, in 1994, Mr. Longo was founder and Chief Operating Officer of the International Dynetics Corp., a waste industry capital equipment manufacturing company with multinational customers from 1969 to 1990. Prior thereto, he was Manager of New Product and Business Development for AMF from 1959 to 1969. He has been awarded many waste industry equipment patents, all of which have been successfully commercialized. He is a mechanical engineer and operating business executive, with more than 25 years of waste industry management experience. Mr. Longo was CEO, President and a Director of the Company from November 1995 until his retirement on January 11, 2002.

RICHARD M. MESSINA, Director, age 42.

Mr. Messina has been a director of the Company since October 2002. He is a managing director and chief operating officer for the US Global Financial Markets Division of ABN AMRO. Before being promoted to his current position at ABN AMRO in October 2002, Mr. Messina was managing director and chief operating officer for the Investment Banking Division since May 2000. Mr. Messina was responsible for the day-to-day management of the Investment Banking Division for the Americas, which included all strategic business development, financial accounting management control and reporting; compensation and annual review management; human resources planning; operations management and IT systems planning. In addition to the above duties Mr. Messina also served as deputy to the head of Investment Banking; was a member of the Management, Equity Investment, and Capital Markets Commitment Committees. Mr. Messina was also a member of the senior management integration committee that facilitated the sale and assimilation of ING Barings with ABN AMRO in May of 2001. His previous experience includes: director and chief operating officer at SG Cowen Securities Corporation, New York, New York from 1999 to 2000; executive director and chief financial officer of CIBC Oppenheimer, New York, New York from 1998 to 1999; and director and chief of staff at UBS Securities LLC, New York, New York from 1993 to 1998.

The Board of Directors recommends that Shareholders vote FOR all seven nominees.

                             OUR EXECUTIVE OFFICERS

JOSEPH S. KLIMEK - Age 66, Chief Executive Officer and President of the Company. See "Election of Directors" above.

KEVIN M. BLACK - Age 40, Senior Vice-President, General Counsel and Secretary of the Company. See "Election of Directors" above.

ROBERT L. De ROCHIE - Age 38, Chief Financial Officer, Vice President of Investor Relations.
Mr. DeRochie was appointed Chief Financial Officer on August
1 2000 and has held his position as Vice President of Investor Relations since June 1999. Prior to joining the Company, Mr. DeRochie was Vice President of Queensway Investment Counsel, a Canadian company, from March 1997 through February 1999. At Queensway, he was responsible for managing the investment portfolios of 14 U.S. financial companies. Prior to Queensway, from June 1987 through December 1996, Mr. DeRochie was an officer at National Reinsurance Corporation, where he was responsible for portfolio management as well as communications with analysts and institutional traders.

KARL N. HALE, Age 39, Vice President of Engineering.
Mr. Hale joined the Company in November 1999. Prior thereto Mr. Hale was Manager of Demilitarization Programs for The Ensign-Bickford Company, from September 1991 through October 1999. In this function he developed Government sector business opportunities and managed program implementation. Mr. Hale is a chemist by training and maintains Registered Environmental Manager status with the National Registry of Environmental Professionals. He is a recognized expert in the field of explosives industry Safety, Health and Environment. He has invented several novel processes for treatment of explosives industry waste materials.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of our common stock as of February 7, 2003 by (i) each person or entity who is known by us to own beneficially 5% or more of the outstanding shares of our common stock, (ii) each of our current directors, and both of the first time nominees (iii) each named executive officer and (iv) all current directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

Name and Address of Beneficial Owner         Shares(1)       Percent of Total(1)
------------------------------------         ---------       -------------------

Joseph S. Klimek (4)**                        390,457                3.34%

Kevin M. Black (3)**                          374,437                3.21%

Robert L. DeRochie (2)                        162,670                1.42%

Karl N. Hale (5)                               65,475                 *

Raymond J. Clark **                            10,000                 *

Brendan J. Kennedy **                          10,000                 *

Joseph F. Longo(6)**                        2,051,898               17.65%

Richard M. Messina**                                0                 *

Thomas E. Atkins***                                 0                 *

John J. Joyner***                                   0                 *

Paradigm Group LP(8)                        2,085,420               18.41%
3000 Dundee Road, Suite 105
Northbrook, IL 60062

All Officers and Directors                  3,064,937               24.58%
as a Group 8 persons (8)

----------
*    Less than one (1%) percent.
**   Nominees for Director included in total.
***  First time nominee not included in total.
(1) The beneficial ownership is calculated based on 11, 323, 202 shares of our common stock outstanding as of February 7, 2003. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. In computing the number of shares beneficially owned by a person in the column and the percentage ownership of that person, shares of common stock subject to options held by that person that were exercisable at or within 60 days of February 7, 2003 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
(2) Includes 42,304 shares held directly and 1,420 shares held in name of his children. He disclaims beneficial ownership in the shares held in the name of his children. Includes 115,000 shares subject to currently exercisable options and 3,946 common shares that have vested through December 31, 2002 on our 401k plan.
(3) Includes 2,233 shares held directly and 37,171 shares owned by his wife. He disclaims beneficial ownership in the shares held in the name of his wife. Includes 330,000 shares subject to currently exercisable options and 5,033 common shares that have vested through December 31, 2002 on our 401k plan.
(4) Includes 340,000 shares subject to currently exercisable options and 4,951 common shares that have vested through December 31, 2002 on our 401k plan.
(5) Includes 60,000 shares subject to currently exercisable options and 3,639 common shares that have vested through December 31, 2002 on our 401k plan.
(6)  Includes 300,000 shares subject to currently exercisable options.
(7) Includes and aggregate of 1,145, 000 shares held by all directors and executive officers that are subject to currently exercisable options. See notes (3) through (6) above.
(8) It also includes 1,044,707 warrants exercisable within 60 days of the date hereof held by beneficial owners that are included in the first column.

                          BOARD MEETINGS AND COMMITTEES

Directors' Meetings
-------------------
The Board of Directors of the Company held ten (10) meetings during the fiscal year ended October 31, 2002. Other corporate action taken during the year was enacted using Certificates of Action without Meeting. Certificates of Action without Meeting are authorized under Colorado law and allow the Board of Directors to take any corporate action it could otherwise take pursuant to a formal meeting of the Board by requiring the unanimous written consent of all directors. The Board of Directors has a standing Audit Committee and Compensation Committee.

The entire Board of Directors, in conjunction with management, acted on compensation matters concerning salaries and incentive and non-statutory stock options granted to employees of the Company and administered the Company's employee stock option plans.

In addition to the foregoing, the Company's directors discharged their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with each other and the executive officers regarding matters of interest and concern to the Company.

Audit Committee
---------------
The Audit Committee consists of three independent Directors. The Audit Committee is responsible for policies, procedures and other matters relating to accounting, internal, financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, timing and cost of any audit and any other services that the auditors may be asked to perform, and review with the auditors their report on the Company's financial statements following completion of each audit. The members of the Committee at the end of fiscal year 2002 were Richard M. Messina (Chairman), Raymond J. Clark and Brendan J. Kennedy. Mr. Messina replaced Mr. Longo on the Audit Committee upon his appointment to the board in October 2002. Messrs. Messina, Clark and Kennedy are independent board members, as defined in Rule 4200(a) (15) of the National Association of Securities Dealers ("NASD") listing standards, and will continue to serve in that capacity until the Annual Meeting of Shareholders when a new Committee will be appointed. During fiscal year 2002, the Audit Committee held five meetings.

The Board of Directors has adopted a written charter for the Audit Committee.

                          REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report by reference herein.

The Audit Committee of the Board of Directors acts under a written charter, which was adopted by the Board of Directors in September 2000. The charter, which includes standards set forth in SEC regulations and rules of the National Association of Securities Dealers, Inc. includes the following categories of Committee responsibility:

     o Monitoring preparation of quarterly and annual financial reports by the Company's management;
     o Supervising the relationship between the Company and its independent accountants, including recommending their appointment or removal, reviewing the scope of their audit services and any non-audit services and related fees, and determining whether the independent accountants are independent; and
     o Overseeing management's systems of internal controls, including review of the Company's internal auditing program and its policies relating to legal and regulatory compliance, ethics and conflicts of interests.

The Committee met five times during fiscal 2002 to carry out its responsibilities. As part of its oversight of the Company's financial statements, the Committee reviewed and discussed with both management and the Company's independent accountants all financial statements prior to their issuance. Management advised the Committee in all cases that all financial statements were prepared in accordance with generally accepted accounting principals and reviewed any significant accounting issues with the Committee. These reviews included discussion with the independent accountant of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Committee also discussed with the Company's independent accountants matters relating to its independence, including a review of audit fees and the disclosures made to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

In addition the Committee reviewed procedures to strengthen the effectiveness of the Company's internal control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company's internal auditing program, and recommended improvements in internal procedures and controls when necessary.

Taking all of these reviews and discussions into account, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2002, for filing with the Securities and Exchange Commission

Submitted by the Audit Committee:
Richard M. Messina (Chairman)
Raymond J. Clark
Brendan J. Kennedy

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the NASDAQ Smallcap Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such forms furnished to the Company all
Section 16(a) filing requirements applicable to its officers and director were complied with for the fiscal year ending 2002.

                                PERFORMANCE GRAPH

Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

[OBJECT OMITTED]

(1) Assumes an investment of $100.00 in the Company's common stock and in each index beginning on October 31, 1997 with reinvestment of dividends.

                       ASSUMES $100 INVESTED ON OCTOBER 31, 1997
                              ASSUMES DIVIDEND REINVESTED
                          FISCAL YEAR ENDING OCTOBER 31, 2002


                         COMPARISON OF CUMULATIVE TOTAL RETURN
                              OF COMPANY AND BROAD MARKET
-----------------------------------FISCAL YEAR ENDING-----------------------------------
COMPANY/INDEX/MARKET    10/31/97   10/31/98   10/31/99   10/31/00   10/31/01   10/31/02

STARTECH ENVIRONMENTAL   100.00     475.00     587.50     912.50     349.00     157.00
S&P Mid Cap Index        100.00     128.84     132.86     149.51     175.66     162.70
Russell 2000 Index       100.00     127.22     114.50     127.85     143.95     129.99


The above graph compares the five-year cumulative return of the Company with the comparable return of two indices. The graph assumes $100 invested in October 31, 1997. The comparison assumes that all dividends are reinvested.

                             EXECUTIVE COMPENSATION

Report of the Board of Directors

The following Report of the Board of Directors acting as the compensation committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be declared filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graphs by reference therein.

Because of our relatively small size and limited number of employees, we did not act through a formal compensation committee or formal executive compensation program until October 2002. For the fiscal year ended October 31, 2001 and through the creation of the Compensation Committee in October 2002 these matters were dealt with by the entire Board of Directors and the Executive Officers whose aim was to provide competitive compensation opportunities for all corporate officers. Total compensation for executive officers is determined by marketplace survey data, Company performance and individual performance. A control point and a salary range are established for each executive based on market information of companies in the technology industry. Each executive receives a base salary and the potential for a cash bonuses and stock option grants which, when combined, place the executive within the compensation range for the position. The amount of the incentive award varies based upon the Company's performance. Incentive awards have traditionally ranged from 0% to 85% of base salary.

Our total compensation levels fall in the low to middle of the range of compensation paid by other employers of similar size and complexity, although complete comparative information is not easily obtainable, and no formal survey or analysis of compensation paid by other companies was undertaken. The Board of Directors and the Executive Officers did perform an informal survey and statistical analysis in order to evaluate all compensation issues. The group used commercially available tools published specifically for rating and explaining executive compensation issues and levels. In addition to reviewing similarly situated companies and their compensation packages, individually, the group also relied heavily upon The Conference Board's Top Executive Compensation in 2002. Compensation for 2002 was consistent with year 2001 compensation.

A Compensation Committee comprised of three independent Directors was formed in October 2002 and met once during fiscal year 2002 to review incentive compensation for the fiscal year ending in October 2002. Prior to this formation compensation decisions were discussed and reviewed by the entire board of directors. The board has adopted a charter for the Compensation Committee. The current members of this Committee are Mssrs. Kennedy (Chairman), Clark and Messina

The Compensation Committee of the Board of Directors (the "Committee") reviews determines and implements any salary adjustment for the Company's officers. The Committee also determines incentive compensation including bonuses and stock option grants. It also provides recommendations regarding director compensation.

The Committee's objectives are to:

     1. Provide a compensation package that is competitive in the marketplace with other comparable companies in order for the Company to attract and retain the necessary management talent to successfully lead the Company.

     2. Encourage decision-making that enhances shareholder value. The Committee believes that this objective is met by linking executive pay to corporate performance.

Base Salaries

Our salary levels are intended to be consistent with competitive practices and levels of responsibility, with salary increases reflecting competitive trends, our overall financial performance, and the performance of the individual.

Incentive Bonus

Certain of our officers and employees are eligible to receive cash bonuses at the discretion of the Compensation Committee and pursuant to existing employment contracts. No executive officers received bonuses for fiscal 2002.

Stock Options

We periodically grant incentive and non-qualified stock options to purchase our common stock to employees and other persons associated with us to reward them for their contribution to our short and long-term stock performance. The terms of the options, the exercise price and the dates after which they become exercisable are established by the Board. We do not grant stock appreciation rights. No executive officers received discretionary stock option grants for fiscal 2002.

Compensation of Directors

Directors who are currently officers and employees of Startech, or who are not considered independent, receive no additional compensation for acting as a Director. Independent Directors receive compensation of $10,000 per year and reimbursement for out-of-pocket expenses and stock options.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

Deductibility of Compensation - Effective January 1, 1994, the Internal Revenue Service under Section 162 (m) of the Internal Revenue Code will generally deny the deduction of compensation paid to the President and the other highest paid executive officers required to be named in the Summary Compensation Table to the extent such compensation exceeds $1,000,000 per executive per year subject to an exception for compensation that meets certain "performance-based" requirements. Whether the Section 162 (m) limitations with respect to an executive will be exceeded and whether the Company's tax deduction for compensation paid in excess of the $ 1 million limit will be denied will depend upon the resolution of various factual and legal issues that cannot be resolved at this time. As to options granted under our 2000 Stock Option Plan, the Board intends to qualify to the extent practicable, such options under the rules governing the Section 162 (m) limitation so that compensation attributable to such options will not be subject to limitation under such rules. As to other compensation, while it is not expected that compensation to executives of the Company will exceed the
Section 162 (m) limitation in the foreseeable future (and no officer of the Company received compensation in the fiscal year ended October 31, 2002 which resulted under Section 162 (m) in the non-deductibility of such compensation to the Company), various relevant considerations will be reviewed from time to time, taking into account the interests of the Company and its Shareholders, in determining whether to endeavor to cause such compensation to be exempt from the
Section 162 (m) limitation.


                                          Submitted by the Board of Directors
                                          Joseph S. Klimek
                                          Kevin M. Black
                                          Raymond J. Clark
                                          Brendan J. Kennedy
                                          Joseph F. Longo
                                          Richard M. Messina

Compensation Committee Interlocks and Insider Participation

The membership of the Board of Directors which acted as the Compensation Committee for the majority of fiscal year 2002 is set forth under "Report of Board of Directors." Except with respect to their compensation arrangements, Mr. Klimek, CEO, President and a director and Kevin M. Black, Sr. Vice President and General Counsel and a Director participated in executive compensation deliberations and recommendations. During the fiscal year ended October 31, 2002, no executive officer of ours served on the board of directors or compensation committee of another company that had an executive officer serving on the Company's Board of Directors.

Summary Compensation Table

The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and those other key executive officers of the Company whose total salary, bonus and other compensation earned for fiscal year ending October 31, 2002, 2001 or 2000 exceeded $100,000:


                     Annual Compensation                       Long Term Compensation Awards
                     -------------------                       -----------------------------

   Name and Principal        Year       Salary       Bonus         # Shares      All other
        Position                                                  Underlying   Compensation
                                                                  Options (1)
--------------------------   ----       ------      ---------     -----------  ------------
Joseph S. Klimek -           2002       $185,000    $60,000(3)      50,000       $28,900(2)
CEO & President              2001        185,000     35,000         40,000        10,327
                             2000        175,000     30,000        250,000         4,038

Kevin M. Black -             2002       $175,000    $50,000(3)      40,000       $20,658(2)
Senior Vice President        2001        175,000     35,000         40,000        10,500
and General Counsel and      2000        165,000     30,000        250,000         3,807
Secretary

Robert L. DeRochie -         2002       $140,000     $35,000(3)     35,000       $15,818(2)
Chief Financial Officer      2001        140,000      30,000        35,000         8,402
and Vice President of        2000        115,000      20,000        45,000         2,653
Investors Relations

Karl N. Hale - Vice          2002       $130,000     $25,000(3)     25,000       $15,530(2)
President of Engineering     2001        130,000      12,000        25,000         7,292
                             2000        120,000        --          10,000         2,005
----------

(1) Options were granted under the 1995 Plan. All options granted in fiscal 2000 have an exercise price of $6.00 per share and expire in November 2010. For the options granted in fiscal year 2000 50% vested immediately upon the grant and the remaining 50% vested on November 1, 2001 if the person is an employee in good standing. For the options granted in fiscal year 2001 50% vested immediately upon the grant and the remaining 50% vested on December 20, 2001 if the person is an employee in good standing. These options will expire on December 20, 2011. For the options granted in fiscal year 2002 50% vested immediately upon the grant and the remaining 50% vested on December 13, 2002 if the person is an employee in good standing. These options will expire on December 13, 2012.
(2) Matching contribution to 401(k) Plan paid in Company stock vesting over a three-year period, automobile allowance, and insurances.
(3) Bonuses reflected in this table were paid in December 2001 for employee performance in fiscal year ended October 31, 2001. There were no bonuses awarded or paid in December 2002 for the fiscal year ending October 31, 2002.

EMPLOYEE BENEFIT PLANS

1995 Stock Option Plan

We adopted a Stock Option Plan in November 1995 under which a total of 2,000,000 shares are currently reserved for issuance to employees (including officers and directors who are employees) and other persons associated with us whose services have benefited us. Options granted pursuant to the plan are non-qualified stock options. The Plan is administered by the compensation committee of the board of directors which selects the employees to whom the options are granted, determines the number of shares subject to each option, sets the time or times when the options will be granted, determines the time when the options may be exercised and establishes the exercise date and price. The board determines the term of each option granted under the Plan, but in no event may the option grant exceed ten years. As of October 31, 2002, options to purchase an aggregate of 1,207,500 shares were outstanding at a weighted average exercise price of $5.98 per share and 8,089 shares remained available for future option grants under the Plan.

2000 Stock Option Plan

Our 2000 Stock Option Plan was adopted by our board of directors in January 2000 and was approved by our stockholders in February 2000. The 2000 plan authorizes the issuance of up to 1,000,000 shares of our common stock. During the year ended October 31, 2002, 277,000 options have been granted at an average exercise price of $2.04 per share and 5,000 options have been cancelled. On the issuance dates, the market value was the same as the exercise price; therefore, no compensation expense was recorded. As of October 31, 2002, 728,000 options are available to be granted under the 2000 plan.

The 2000 plan provides for the grant of incentive stock options intended to qualify under section 422 of the Internal Revenue Code and nonstatutory stock options. Our officers, directors, employees and consultants, and employees and consultants of our majority-owned affiliated companies, are eligible to receive awards under the 2000 plan.

Optionees receive the rights to purchase a specified number of shares of common stock at a specified option price and subject to other terms and conditions as are specified in connection with the option grant. Generally, no portion of an incentive stock option may vest within twelve months of the grant.

We may grant options at an exercise price greater than or equal to the fair market value of our common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the company. Fair market value for purposes of the 2000 plan is the closing market price of our common stock as reported on the NASDAQ Smallcap on the relevant date.

Our compensation committee has administered the 2000 plan. The committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. Our compensation committee selects the recipients of awards and determines the number of shares of common stock covered by the options and the dates upon which the options become exercisable and terminate, subject to provisions of the 2000 plan. Incentive stock options must terminate within ten years of the grant. Nonstatutory options must terminate within fifteen years of the date of grant. The compensation committee has right to alter the terms of any option when granted or while outstanding pursuant to the terms of the 2000 plan except the option price.

All options automatically become exercisable in full in the event of a change in control (as defined in the 2000 plan), death or disability of the optionee or as decided by the compensation committee. Upon retirement options held at least one year become exercisable in full. If an optionee's employment with us is terminated for any reason, except death, disability or retirement, the optionee has three months in which to exercise an option (but only to the extent exercisable immediately after termination) unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.


Stock Options Grants

The following table sets forth certain information with respect to the options granted to the Named Executive Officers during fiscal year 2002.

                                Option Grants in Fiscal Year - 2002

                   Number of      %of Total                            Hypothetical Realizable Value
                   Options        Options                              at Assumed Annual Rates of
                   Granted        Granted to                           Stock Price Appreciation for
                                  Employees                            Option Term (2)
     Name          Granted (1)   2002 Fiscal   Exercise   Expiration      5%(2)           10%(2)
                                    Year        Price      Date (1)
------------------ -----------   -----------   --------   ----------   -----------------------------
Joseph S. Klimek      50,000        18.1%       $2.03      12/13/11      $63,833         $161,760

Kevin M. Black        40,000        14.4%       $2.03      12/13/11      $51,067          129,408

Robert L. DeRochie    35,000        12.6%       $2.03      12/13/11      $44,683          113,232

Karl N. Hale          25,000        9.0%        $2.03      12/13/11      $31,917           80,880

----------
(1)  These options were granted December 13, 2001 and 50% were not exercisable until December 13, 2002. No options, other than options that are required pursuant to employment agreements were granted in December 2002 for employee performance for the fiscal year ending October 31, 2003.
(2)  The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future
     Common Stock Prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.


The following table provides information related to options exercised by the Named Executive Officers during fiscal 2002 and the number and value of options held as of October 31, 2002.

              Aggregate Option Exercises in Fiscal 2002 and Fiscal Year End Option Values

                                              Number of Shares Underlying        Value of Unexercised
                                               Unexercised Options as of         In-the-Money Options
                                                    October 31, 2002          as of October 31, 2002 (1)
                        Shares                ----------------------------   ---------------------------
                     Acquired on    Value
      Name             Exercise    Realized    Exercisable   Unexercisable   Exercisable   Unexercisable
      ----             --------    --------    -----------   -------------   -----------   -------------
Joseph S. Klimek           -           -         340,000           -              -              -

Kevin M. Black             -           -         330,000           -              -              -

Robert L. DeRochie         -           -         115,000           -              -              -

Karl N. Hale               -           -          60,000           -              -              -


(1)Calculated on the basis of the fair market value of the Common Stock at October 31, 2002 of $1.57 per share, minus the per share exercise price, multiplied by the number of shares underlying the option. See note

(2) of the preceding table.

Employment Agreements

On November 1, 2000 three of our executive officers, Joseph S. Klimek, Kevin M. Black, and Robert L. DeRochie entered into employment agreements with us providing for annual compensations of $185,000, $175,000 and $140,000, respectively. The terms of the agreements are three years for Mr. DeRochie and four years for the other executive officers. The agreements with Messrs Klimek and Black require us to grant each of these two executive no less than 10,000 options to purchase our common stock each year. In the event of a change in control of our Company the agreements provide all the executives with severance benefits that include: a lump sum payment of 150% of the amount the executive would have earned if he had received his salary payments through the expiration date of this agreement; an additional lump sum payment of $250,000; an immediate vesting of all options awarded to the executive as part of his agreement; an immediate right to sell the shares obtained through the exercise of those options without restriction as to dates, times or amounts, immediate vesting and transfer of ownership of all life insurance policies, and life and health benefits, including supplemental, vision and dental benefits if applicable, in an equal or better plan than the one currently provided to the executive and his family by the Company for a period of three years from the date of termination or constructive termination. In the event any payment or benefit received, or to be received, by the executive in connection with the termination of his employment, whether pursuant to his agreement or otherwise, is determined to be an excess parachute payment as defined in the Internal Revenue Code, and thus subject to the 20 percent Federal income tax, the amount of the benefits payable under his Agreement will be reduced until they are no longer subject to such tax.

Our employment agreements with these executive officers and our employment arrangements with other executive officers and significant employees impose customary confidentiality and non-compete obligations and provide for the assignment to us of all rights to any technology developed by the employee during the time of his or her employment.

PROPOSAL 2

                                 RATIFICATION OF
                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors on recommendation of the Audit Committee appointed Kostin, Ruffkess & Company, LLC as independent accountants to examine the financial statements of the Company for the fiscal year ending October 31, 2002. The Board of Directors has directed that such appointment be submitted for ratification by the shareholders at the meeting.

Kostin, Ruffkess & Company, LLC has served as the independent accountant for the Company since 1996. A representative of Kostin, Ruffkess & Company, LLC is expected to be present at the meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Audit Fees for Independent Accountants:

The aggregate fees billed by Kostin, Ruffkess & Company for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended October 31, 2002 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $35,497. Of the $35,497 the Company paid $4,220 for a registration statement that was completed in 2002. Kostin, Ruffkess & Company rendered no other services to the Company.

The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy is required for ratification of the appointment of Kostin, Ruffkess & Company, LLC as the independent accountants.

The Board of Directors recommends that Shareholders vote FOR ratification of the appointment of Kostin, Ruffkess & Company, LLC.

                                  ANNUAL REPORT

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED OCTOBER 31, 2002, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED HEREWITH. ADDITIONAL COPIES WILL BE MAILED WITHOUT CHARGE TO SHAREHOLDERS UPON REQUEST. REQUESTS SHOULD BE ADDRESSED TO THE COMPANY AT 15 OLD DANBURY ROAD, WILTON, CONNECTICUT, ATTENTION: ROBERT L. DE ROCHIE. THE FORM 10-K INCLUDES CERTAIN EXHIBITS WHICH WILL BE PROVIDED ONLY UPON PAYMENT OF A FEE COVERING THE COMPANY'S REASONABLE EXPENSES.

                                FUTURE PROPOSALS

The 2004 Annual Meeting is expected to be held on or about March 5, 2004. If any Shareholder wishes to submit a proposal for inclusion in the Proxy Statement for the Company's 2003 Annual Meeting, the rules of the United States Securities and Exchange Commission require that such proposal be received at the company's principal executive office by October 17, 2003.

                                  OTHER MATTERS

Management knows of no other matters to come before the meeting other than those referred to in the Notice of Meeting. However, should any other matters properly come before the meeting; the shares represented by the proxy solicited hereby will be voted on such matters in accordance with the best judgment of the persons voting the shares represented by the proxy.

                                     BY ORDER OF THE BOARD OF DIRECTORS


                                     /s/ Kevin M. Black
                                     ------------------
                                     Kevin M.  Black
                                     Senior Vice-President and Secretary

                       STARTECH ENVIRONMENTAL CORPORATION
                               15 OLD DANBURY ROAD
                                    SUITE 203
                              WILTON, CT 06897-2525


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brendan J. Kennedy and Kevin M. Black, and each of them individually with the power of substitution, as Proxy or Proxies of the undersigned, to attend and act for and on behalf of the undersigned at the Annual meeting of Shareholders of the Company to be held at the Our Engineering, Research and Demonstration Center located at 190 Century Drive, Bristol, Connecticut on Friday, March 7, 2003 at 11:00 a.m. eastern standard time and at any adjournment thereof, hereby revoking any prior Proxy or Proxies. This Proxy when properly executed will be voted as directed herein by the undersigned. If no direction is made, shares will be voted FOR the election of directors named in the proxy and FOR Proposal 2.

Please mark your votes as in this example: [X]

1.   To elect as directors all the persons named below:

                                Joseph S. Klimek
                                 Kevin M. Black
                                Thomas E. Atkins
                                 John E. Joyner
                               Brendan J. Kennedy
                                 Joseph F. Longo
                               Richard M. Messina

For: _____________________                Withhold Vote: _______________________

For, except vote withheld from the following nominee(s):________________________


2. To appoint Kostin, Ruffkess & Company, LLC as Independent Accountants of the Company.

For: ________________    Against: ________________     Abstain: ________________

Important: Please date, sign and return this Proxy Card promptly using the enclosed envelope.

(Signature should conform exactly to name on this Proxy. Where joint tenants hold shares, both should sign. Executors, administrators, guardians, trustees, attorneys and officers signing for corporations should give full title).

Dated: _________________


                                  SIGNATURE: ___________________________________

                                  SIGNATURE IF HELD JOINTLY: ___________________

[ ]  Place "X" here if you plan to attend the meeting.